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                                                                  EXHIBIT 2.2

                              FIRST AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER



        FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of
June 8, 1998, by and among Complete Business Solutions, Inc., a Michigan corporation ("CBSI"), CBSI Acquisition Corp. III, a Michigan corporation and a wholly-owned subsidiary of CBSI ("Sub"), CBSI Acquisition Corp. III, an Oregon corporation and a wholly-owned subsidiary of CBSI ("Sub 2") and Claremont Technology Group, Inc., an Oregon corporation ("Claremont")

        WHEREAS, CBSI, Sub and Claremont entered into that certain Agreement and Plan of Merger, dated April 8, 1998 (the "Merger Agreement"); and

        WHEREAS, CBSI, Sub and Claremont desire to amend the Merger Agreement in certain respects as provided for in Section 8.4 of the Merger Agreement (as amended, the "Amended Merger Agreement") and Sub 2 desires to become a party to the Amended Merger Agreement.

        NOW, THEREFORE, the parties agree as follows:

        1. Sub 2 shall become a party to the Amended Merger Agreement, and Sub shall cease to be a party thereto, and every occurrence therein of "CBSI Acquisition Corp. III" and "Sub" shall be deemed to refer to Sub 2.

        2.  Section 1.1 shall be amended to read in its entirety as follows:

                Section 1.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, Articles of Merger in such form as are required by the relevant provisions of the Oregon Business Corporation Act ("OBCA") (the "Articles of Merger") shall be duly prepared, executed and acknowledged by Sub and Claremont and thereafter delivered to the Corporation Commissioner of the State of Oregon for filing, as provided in the OBCA, as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Articles of Merger with the State of Oregon or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

        3. Except as amended hereby, the Merger Agreement shall remain in full force and effect.
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                                                                     EXHIBIT 2.2

        IN WITNESS WHEREOF, CBSI, Sub, Sub 2 and Claremont have caused this Amendment to Merger Agreement to be signed by their respective officers thereunto duly authorized as of the date first above written.


CLAREMONT TECHNOLOGY GROUP              COMPLETE BUSINESS SOLUTIONS, INC.


By: /s/ Stephen M. Carson               By: Rajendra B. Vattikuti
   -------------------------------         --------------------------------
Title: President, Chief Operating       Title: President, Chief Executive
      ----------------------------            -----------------------------
       Officer, Chief Financial                Officer
      ----------------------------            -----------------------------
       Officer
      ----------------------------

                                        CBSI ACQUISITION CORP. III,
                                        a Michigan corporation


                                        By: Timothy S. Manney
                                           --------------------------------
                                        Title: President
                                              -----------------------------

                                        CBSI ACQUISITION CORP. III,
                                        an Oregon corporation


                                        By: Timothy S. Manney
                                           --------------------------------
                                        Title: President
                                              -----------------------------